Exhibit 2.3

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of March 2, 2015, among Atalaya Luxco Midco S.à r.l. (“Midco”), Atento S.A. (“Parent” and, together with Midco, the “New Guarantors”), Atento Luxco 1 S.A. (f/k/a BC Luxco 1 S.A.), a société anonyme organized under the laws of the Grand Duchy of Luxembourg (the “Company”), each other existing Guarantor under the Indenture referred to below and Citibank, N.A., London Branch, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company and the existing Guarantors have heretofore executed and delivered to the Trustee an indenture (as amended, supplemented or otherwise modified, the “Indenture”), dated as of January 29, 2013, providing for the issuance of 7.375% Senior Secured Notes due 2020 (the “Notes”);

WHEREAS, the New Guarantors desire to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantors shall unconditionally guarantee, on an unsecured basis, the Company’s obligations under the Notes and the Indenture on the terms and conditions set forth herein (each, a “New Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee, the Company and the existing Guarantors are authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantors, the Company, the other Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. DEFINED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. Each New Guarantor hereby agrees, jointly and severally with all existing Guarantors, to provide a New Guarantee on the terms and subject to the conditions set forth in Article 10 of the Indenture, as though such New Guarantor were a Guarantor and such New Guarantor’s New Guarantee were a “Note Guarantee” for purposes of Article 10 of the Indenture; provided, however, that the New Guarantees will be provided on an unsecured basis and no collateral or other form of security will be provided by, or required of, the New Guarantors in respect of such New Guarantees. For the avoidance of doubt, the New Guarantors will not be deemed to be Guarantors, nor will the New Guarantees be deemed Note Guarantees, under the Indenture.

3. NO RECOURSE AGAINST OTHERS. To the extent permitted by law, no past, present or future director, member, officer, employee, incorporator, or shareholder of the Company, or any of its Subsidiaries or Affiliates, will have any liability for any obligations of the Company, the Guarantors or the New Guarantors under the Note Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

4. NOTICES. All notices or other communications to the New Guarantors shall be given as provided in Section 13.02 of the Indenture, and to the same address provided therein for the Company.

5. RATIFICATION OF INDENTURE; SUPPLEMENTAL INDENTURES PART OF INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

6. GOVERNING LAW. THE INDENTURE, THIS SUPPLEMENTAL INDENTURE, THE NOTES, THE NOTE GUARANTEES AND THE NEW GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

7. ALL PARTIES HERETO HEREBY IRREVOCABLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES, THE NOTE GUARANTEES AND THE NEW GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

8. APPOINTMENT OF PROCESS AGENT. Any suit, action or proceeding against the New Guarantors with respect to this Supplemental Indenture, the Indenture, the Notes, or the New Guarantees may be brought in any state or Federal court in the Borough of Manhattan in The City of New York, New York, as the Person bringing such proceeding arising out of or related to this Supplemental Indenture, the Indenture, the Notes, or the New Guarantees, may elect in its sole discretion. The New Guarantors hereby consent to the non-exclusive jurisdiction of each such court for the purpose of any such proceeding and has irrevocably waived any objection to the laying of venue of any such proceeding brought in any such court and to the fullest extent it may effectively do so and the defense of an inconvenient forum to the maintenance of any such proceeding or any such suit, action or proceeding in any such court. Each of the New Guarantors has agreed that service of all writs, claims, process and summonses in any such proceeding brought against it in the State of New York may be made upon Corporation Service Company, located at 1180 Avenue of the Americas, Suite 210, New York, New York (the “Process Agent”). Each of the New Guarantors has irrevocably appointed the Process Agent as its agent and true and lawful attorney in fact in its name, place and stead to accept such service of any and all such writs, claims, process and summonses, and has agreed that the failure of the Process Agent to give any notice to it of any such service of process shall not impair or affect the validity of such service or of any judgment based thereon. Each of the New Guarantors have agreed to maintain at all times an agent with offices in New York City to act as its Process Agent. Nothing in this Supplemental Indenture shall in any way be deemed to limit the ability to serve any such writs, process or summonses in any other manner permitted by applicable law.

9. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

10. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

11. TRUSTEE MAKES NO REPRESENTATION. The Trustee makes no representation as to the recitals contained in this Supplemental Indenture or any representation as to the validity or sufficiency of this Supplemental Indenture.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

ATALAYA LUXCO MIDCO S.À R.L.

By:	/s/ Aurelien Vasseur
Name: Aurelien Vasseur
Title: Manager

ATENTO S.A.

By:	/s/ Aurelien Vasseur
Name: Aurelien Vasseur
Title: Director

[Signature Page to Supplemental Indenture]

COMPANY:

ATENTO LUXCO 1 S.A.

By:	/s/ Aurelien Vasseur
Name: Aurelien Vasseur
Title: Director

[Signature Page to Supplemental Indenture]

GUARANTORS:

ATENTO MEXICANA, S.A. DE C.V.

By:	/s/ Miguel Matey
Name: Miguel Matey
Title: Legal Representative

ATENTO SERVICIOS, S.A. DE C.V.

By:	/s/ Miguel Matey
Name: Miguel Matey
Title: Legal Representative

ATENTO TELESERVICIOS ESPAÑA, S.A.U.

By:	/s/ Reyes Cerezo Rodriguez-Sedano
Name: Reyes Cerezo Rodriguez-Sedano
Title: Power of Attorney

[Signature Page to Supplemental Indenture]

CITIBANK, N.A., LONDON BRANCH, as Trustee

By:	/s/ Jillian Hamblin
Name: Jillian Hamblin
Title: Vice President

[Signature Page to Supplemental Indenture]